Exhibit 99.4

REPAY Appoints New Chief Financial Officer August 11, 2025

ATLANTA--(BUSINESS WIRE)—August 11, 2025-- Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY” or the “Company”), a leading provider of integrated payment processing solutions, today announced the appointment of Robert Houser as Chief Financial Officer of the Company, effective September 8, 2025.

“We are extremely excited to welcome Rob to REPAY. Rob brings over a decade of divisional CFO and operational experience within the payment industry to help him contribute immediately. Rob has held key strategic roles across his career and will be a great partner in running our company,” said John Morris, Co-Founder and CEO.

Most recently, Rob served as the Group CFO of the Public Sector and Advisor at Conduent Incorporated (Nasdaq: CNDT) (“Conduent”). He previously served as Conduent’s Global Head of Strategy, Corporate Development and Advisor to CEO. Prior to Conduent, Rob spent seven years at Fiserv, Inc. (NYSE: FI) holding positions as Senior Vice President, General Manager, and CFO across several divisions. Prior to Fiserv, he was the Global Head of FP&A and Investor Relations at Integra Lifesciences, Inc. (Nasdaq: IART). He previously held various finance, accounting, and strategy roles at Firmenich, Inc, Bristol-Myers Squibb Co. (NYSE: NMY), and Merck & Co Inc. (NYSE: MRK). Rob began his career as an auditor for KPMG LLP, and he earned his MBA and bachelor’s degree in accounting from Rider University.

“With Rob’s appointment, interim CFO Thomas Sullivan will return to his role as Chief Accounting Officer. We are extremely grateful for Thomas’s help in managing the finance organization over the past several months and the entire REPAY team for supporting the company through the CFO transition,” said John Morris.

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing needs. REPAY’s proprietary, integrated payment technology platform reduces the complexity of electronic payments for clients, while enhancing the overall experience for consumers and businesses.

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about REPAY’s expectations with respect to the announced leadership changes. Such forward-looking statements are based upon the current beliefs and expectations of REPAY’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond REPAY’s control, including, without limitation, the factors described in REPAY’s reports filed with the U.S. Securities and Exchange Commission. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information.

Contacts

Investor Relations for REPAY:
ir@repay.com

Media Relations for REPAY:
Kristen Hoyman
khoyman@repay.com

Source: Repay Holdings Corporation